EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Lindsay Hatton
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS EXPANDS NOTHERN CALIFORNIA MARKET SHARE

—Acquires Lithographix, Inc.’s San Francisco Commercial Sheet-Fed Operations—

HOUSTON, TEXAS — September 17, 2003 - Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has acquired the San Francisco commercial sheet-fed operations of Lithographix, Inc.

“This is an exciting opportunity for us to expand our capacity and services to new and existing customers in the Northern California market,” commented Joe R. Davis, Chairman and Chief Executive Officer. “The Lithographix operations will be merged into our existing operations in Hayward, creating one of the largest, state-of-the-art, full-service printing companies in the area.  When further combined with the additional solutions offered through our CGXmedia group, the expanded operation will be extremely well positioned for market leadership and growth.”

“The completion of this acquisition, together with our recently completed acquisition of Custom Graphics, Inc. in Cleveland, Ohio, demonstrates our unique ability in the commercial printing industry to expand market share through the execution of a disciplined acquisition strategy,” continued Mr. Davis.  “We continue to see opportunities in the marketplace to acquire companies with great reputations for quality and customer service.”

Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States. Through locations in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company’s website at www.consolidatedgraphics.com.

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This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

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